Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

OVERSEAS SHIPHOLDING GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.01 par value per share	(2)	5,000,000	$2.51	$12,550,000	0.0000927	$1,163.39
Total Offering Amounts					$12,550,000		$1,163.39
Total Fee Offsets							$–	(3)
Net Fee Due							$1,163.39

(1)	Represents shares of Class A common stock, $0.01 par value per share (the “Common Stock”), of Overseas Shipholding Group, Inc. (the “Registrant”) issuable in connection with equity awards under the Overseas Shipholding Group, Inc. 2019 Incentive Compensation Plan for Management (the “Management Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Management Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)

Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of calculating the registration fee. The price for Registrant’s Common Stock being registered hereby is based on a price of $2.51 per share of Common Stock, which is the average of the high ($2.56) and low ($2.45) trading prices for a share of Common Stock on August 3, 2022, as reported on the New York Stock Exchange.

(3)	The Company does not have any fee offsets.